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                     March 6, 2023

       Jonathan Chan
       Chief Executive Officer
       Aetherium Acquisition Corp
       79B Pemberwick Rd.
       Greenwich, CT 06831

                                                        Re: Aetherium
Acquisition Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed February 8,
2023
                                                            File No. 001-41189

       Dear Jonathan Chan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Tahra Wright, Esq.